Exhibit 99.1

[GREENPOINT MORTGAGE FUNDING, INC. LETTERHEAD]

March 7, 2004

TO ALL PARTIES LISTED ON SCHEDULE A

ATTACHED HERETO:

RE:	GreenPoint Mortgage-Backed Pass-Through Certificates (Series 2003-1);
Annual Statement as to Compliance by the Master Servicer

Ladies and Gentlemen:

Pursuant to Section 3.13 of the Pooling and Servicing Agreement with respect to the above-referenced offering, the undersigned officer of GreenPoint Mortgage Funding, Inc. (as “Master Servicer”) hereby certifies as to the following:

1.	a review of the activities of the Master Servicer and its performance under the Pooling and Servicing Agreement during the preceding fiscal year since the inception of the trust has been made under the direct supervision of the undersigned officer; and

2.	to the best knowledge of the undersigned officer, based on such review, the Master Servicer has fulfilled all of its material obligations under the Pooling and Servicing Agreement throughout the applicable period, and there has been no known default in the fulfillment of the Master Servicer’s material obligations throughout such period.

Very truly yours

GREENPOINT MORTGAGE
FUNDING, INC.,
as Master Servicer

/s/ Nathan Hieter
Nathan Hieter
Vice President

SCHEDULE A

JPMorgan Chase Bank

4 New York Plaza, 6th Floor

New York, NY 10004

Standard & Poor’s

55 Water Street, 41st Floor

New York, NY 10041

Attn: Residential Mortgage Group

GreenPoint Mortgage Securities Inc.

100 Wood Hollow Drive

Doorstop #32210

Novato, CA 94945